Exhibit 99.1

Preliminary Offering Circular Excerpts

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Apollo Notes Exchange

Apollo indirectly controls Momentive Performance Materials Inc. (“MPM” or the “Company”) through its ownership of the stock of our ultimate parent company, Momentive Performance Materials Holdings LLC. Apollo owns approximately $234.3 million principal amount of the 2006 9.75% Notes, €88.2 million principal amount of the 2006 9.00% Notes, and $139.4 million principal amount of the Senior Toggle Notes, representing approximately 33%, 36% and 65% of the total outstanding 2006 9.75% Notes, 2006 9.00% Notes and Senior Toggle Notes, respectively. Apollo will enter into an agreement to, concurrently with the closing of the offering of Notes, exchange the entire amount of its current holdings of Existing Senior Unsecured Notes for Springing Lien Dollar Notes at an exchange ratio determined based on the tender consideration offered to holders in the Cash Tender Offer who validly tender prior to the Early Tender Date, which is intended to give Apollo an aggregate value equivalent to that which it would receive had it received the total consideration in the Cash Tender Offer and used the proceeds thereof to invest in the Notes. Apollo will enter into a customary lock-up agreement with the initial purchasers for the offering of the Notes pursuant to which it would agree not to sell the Springing Lien Dollar Notes acquired by it for a specific period following the closing of such offering. Holders of the Notes do not participate in this exchange.

Risk factors

In connection with the notes offering that is being commenced by us, we have reviewed the risks related to our business and our indebtedness. The following risk factors affirm and supplement the risk factors previously disclosed in our existing filings.

Risks related to the Notes

Prior to the Springing Lien Trigger Date, your right to receive payments on the Notes is effectively junior to the rights of those lenders who have a security interest in our assets.

Prior to the Springing Lien Trigger Date, our obligations under the Notes and the Note Guarantors’ obligations under the Note Guarantees will be unsecured. As a result, the Notes and the Note Guarantees will be effectively subordinated to all of our and the Note Guarantors’ secured indebtedness to the extent of the value of the assets securing the indebtedness. Our obligations under our senior secured credit facilities and our Second-Lien Notes, and each applicable guarantor’s obligations under its guarantee of our senior secured credit facilities and our Second-Lien Notes, are secured by a security interest in substantially all of our and the applicable guarantor’s domestic tangible and intangible assets. In the event that we or a relevant Note Guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our obligations under our senior secured credit facilities, our Second-Lien Notes and any other secured obligations will be entitled to be paid in full from our assets or the assets of such Note Guarantor, as the case may be, securing such obligation before any payment may be made with respect to the Notes. Holders of the Notes would participate ratably in our remaining assets or the remaining assets of the Note Guarantor, as the case may be, with all holders of unsecured indebtedness that are deemed to rank equally with the notes and certain other unsecured creditors based upon the respective amount owed to each creditor. In addition, if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the indenture under which the notes will be issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any Note Guarantor under the Notes, then that Note Guarantor will be released from its Note Guarantee automatically and immediately upon such sale. In any such event, because the Notes will not be secured by any of our assets or the equity interests in Note

Guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of June 27, 2010, we had $1,177.3 million of secured indebtedness, consisting of loans under our senior secured credit facilities and our Second-Lien Notes. In addition, as of such date we would have had $237.5 million of availability under our revolving facility, all of which is secured by a first priority lien on the collateral securing the Notes. The senior secured credit facilities and the indentures governing our second-lien notes and our existing senior subordinated notes permit, and the indenture governing the notes will permit, the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Following the Springing Lien Trigger Date, the rights of holders of the Notes to the collateral will be governed, and materially limited, by the intercreditor agreement.

Pursuant to the terms of the intercreditor agreement, during such time as any first priority obligations remain outstanding, the holders of indebtedness under our senior secured credit facilities and the other holders of any other first priority obligations will control substantially all matters related to the collateral for the Notes. Under the intercreditor agreement, at any time that the first priority obligations remain outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of first-priority obligations. Under such circumstances, the trustee and the collateral agent on behalf of the holders of the Notes will not have the ability to control or direct such actions, even if the rights of the holders of the Notes are adversely affected. Any release of all first priority liens upon any collateral approved by the holders of first priority obligations will also release the second-priority liens securing the Notes on substantially the same collateral, and holders of the Notes will have no control over such release. See “Description of Notes—Security for the Notes—Release of Collateral” beginning on page 62.

Furthermore, because the lenders under the senior secured credit facilities will control the disposition of the collateral securing the senior secured credit facilities and the Notes, the lenders under the senior secured credit facilities could decide not to proceed against the collateral, regardless of whether or not there is a default under the senior secured credit facilities or the terms of the Notes. In such event, the only remedy available to the holders of the Notes would be to sue for payment on the Notes. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to holders of the Notes.

The Notes will be structurally subordinated to all liabilities of the Company’s subsidiaries that are not Note Guarantors.

The Notes are structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not Note Guarantors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, insolvency, liquidation or reorganization of any subsidiaries that are not Note Guarantors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Company. As of June 27, 2010, the Company’s subsidiaries that are not Note Guarantors had total liabilities (excluding intercompany obligations) of approximately $1,598.4 million.

The Company’s subsidiaries that are not Note Guarantors are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. As of and for the year ended December 31, 2009, and as of and for the fiscal six-month period ended June 27, 2010, the Company and Note Guarantors represented 56.4% and 59.7% of our total assets and 31.6% and 32.6% of our net sales, respectively.

Until the occurrence of the Springing Lien Trigger Date, the Notes and the Note Guarantees will remain unsecured indebtedness effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing our secured indebtedness. There can be no assurance that the Springing Lien Trigger Date will occur, and holders of the Notes should be prepared for the Notes and Note Guarantees to remain unsecured.

The Springing Lien Trigger Date is defined as the earlier of (i) 30 days following the date upon which there are no restrictions on the Incurrence of secured indebtedness under the indenture governing the Second-Lien Notes (including through the redemption or discharge of such notes) so long as, on such date, the grant of a security interest in the assets and property of the Company and the Note Guarantors to secure the Notes is permitted under our senior secured credit facilities and any other agreements governing our first-priority secured indebtedness outstanding on such date (and, if not so permitted on such date, the Springing Lien Trigger Date shall be the earliest date thereafter on which such grant of a security interest in such assets to secure the Notes is permitted under all agreements governing outstanding first priority obligations), (ii) the date on which the Company or any Note Guarantor incurs any secured indebtedness (other than first priority obligations) secured by junior priority liens on the collateral securing first priority obligations and (iii) a date designated by the Company in its sole discretion. The occurrence of the Springing Lien Trigger Date depends on a number of factors, many of which our beyond our control. See “Description of Notes.” The terms of the Notes and Note Guarantees do not include any obligation to effect the occurrence of the Springing Lien Trigger Date and we will not be precluded from entering into future first lien obligations that prohibit such liens. Consequently, there can be no assurance that the Springing Lien Trigger Date will occur, and holders of the Notes should be prepared for the Notes and Note Guarantees to remain unsecured.

Following the Springing Lien Trigger Date, the Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, in the event that the security is enforced against the collateral, the holders of the Notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities and holders of other first priority obligations, and will share such proceeds with other holders of pari passu liens, including the holders of our Second-Lien Notes.

Substantially all the assets owned by the Company and the Note Guarantors on the date of the Indenture or thereafter acquired, and all proceeds therefrom, will be subject to first priority liens in favor of the lenders under our senior secured credit facilities. The Company’s failure to comply with the terms of the senior secured credit facilities could entitle those lenders to declare all indebtedness thereunder to be immediately due and payable. If the Company were unable to service the indebtedness under the senior secured credit facilities, the lenders could foreclose on its assets that serve as collateral. In addition, the collateral securing the Notes will secure obligations under certain hedging agreements and cash management obligations and certain additional first lien obligations permitted under the Indenture and the senior secured credit facilities, and will secure other second-priority secured obligations, including the Second Lien Notes, to the extent permitted by the Indenture and our other debt instruments. Following the Springing Lien Trigger Date, the holders of the Notes will have junior and subordinated liens on the collateral securing the first priority lien obligations, subject to certain exceptions. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement against the collateral, the lenders under our senior secured credit facilities and the counterparties to such hedging agreements and the holders of such cash management obligations and other first priority obligations will be entitled to be repaid in full from the proceeds of all the pledged assets owned by the Company or the Note Guarantors on the date of the Indenture or thereafter acquired securing the indebtedness owed to them before any payment is made to the holders of the Notes from the proceeds of that collateral. Following the Springing Lien Trigger Date, under the terms of the intercreditor agreement, any such payment will be shared ratably amongst the holders of the Notes and the holders of any other permitted second-priority secured obligations, including the Second-Lien Notes.

In addition, the collateral securing the Notes will be subject to liens permitted under the terms of the Indenture and the intercreditor agreement, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Lien Notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

No appraisals of any of the collateral have been prepared by us or on our behalf in connection with the offering of the notes. The fair market value of this collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general market and economic conditions and the timing and manner of the sale.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Notes.

In addition, not all of the Company’s or the Note Guarantors’ assets will secure the Notes. See “Description of Notes—Security for the Notes” beginning on page 57. For example, the collateral will not include, among other things:

•

any license, contract or agreement of the Company or any of the Note Guarantors, to the extent that such grant of a security interest under the security documents would, under the terms of such license, contract or agreement, result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement;

•	any vehicles covered by a certificate of title or ownership;

•	any cash, deposit accounts and securities accounts;

•	certain assets acquired after the issue date if granting a security interest in such assets would violate contractual obligations;

•	certain intercompany notes issued by Momentive Performance Materials Japan LLC;

•

any equity interests or other securities of any of the Company’s subsidiaries to the extent that the pledge of such securities results in the Company being required to file separate financial statements of such subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence;

•	certain real properties;

•	any property or assets owned by any foreign subsidiaries;

•	any equity interests in foreign subsidiaries other than “first-tier” foreign subsidiaries;

•	certain issued and outstanding equity interests in certain domestic wholly-owned subsidiaries disregarded as entities for U.S. federal income tax purposes;

•	voting equity interests in excess of 65% of the issued and outstanding voting equity interests in each “first-tier” foreign subsidiary directly owned by the Company or a Note Guarantor;

•	certain equipment owned by the Company or any Note Guarantor subject to a purchase money or capital lease obligation;

•	letter of credit rights to the extent a pledgor is required by applicable law to apply the proceeds of a drawing;

•	properties that are excluded from the collateral securing the senior secured credit facilities pursuant to the terms of such facilities (which terms may change); or

•	certain other exceptions described in the security documents.

To the extent that the first priority claims secured by liens on the collateral plus the claims of the holders of the Notes and other secured obligations exceed the value of the collateral securing those Notes and such other liabilities, the claims in respect of the Notes will rank equally with the claims of the holders of our senior unsecured notes. As a result, if the value of the collateral pledged as security for the Notes and other liabilities is less than the value of the claims of the holders of the Notes and such other liabilities, those claims may not be satisfied in full before the claims of our senior unsecured creditors are paid. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement, the claims of the holders of the Notes and other permitted second-priority secured obligations to the proceeds of such enforcement or received during insolvency will be subject to first priority liens in favor of the lenders under our senior secured credit facilities to secure the loans thereunder, as well as obligations under certain hedging agreements and cash management obligations and certain other liens permitted under the Indenture. The holders of the first priority liens will receive all proceeds from any realization on the collateral or from the collateral or proceeds thereof in any insolvency proceeding, until the obligations secured by the first priority liens are paid in full. In addition, the collateral securing the Notes will be subject to liens permitted under the terms of the Indenture. The existence of any permitted liens could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such collateral. As of June 27, 2010, the Company has total indebtedness of $2,854.5 million, indebtedness outstanding under the senior secured credit facilities of $1,007.9 million (excluding outstanding letters of credit), and $169.4 million ($200.0 million principal amount) of Second Lien Notes outstanding.

In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.

The ability of holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the liens securing the Notes to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” The meaning of “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and could include cash payments or the granting of replacement liens on additional collateral, if and at such times as the presiding court in its discretion determines such relief is necessary to protect the secured creditor against any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. However, pursuant to the terms of the intercreditor agreement, the holders of Notes will agree not to seek or accept any “adequate protection” other than replacement liens on any additional collateral and access to information, in each case, to the extent such are granted to the first priority lien holders. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent under the Indenture could foreclose upon or sell the collateral and, as a result of the limitations under the intercreditor agreement, the holders of Notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection,” except to the extent of any grant of additional liens that are junior to the liens securing the additional indebtedness and the first priority obligations. Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the Notes after first paying creditors having security interests in the collateral with priority over the liens securing the Notes, the holders of the Notes would have “unsecured claims” as to the difference. Federal bankruptcy laws generally do not permit the payment or accrual of interest, costs and attorneys’ fees for “unsecured claims” during the debtor’s bankruptcy case.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of Notes and holders of other permitted second-priority secured obligations will also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of Notes—Security for the Notes—Security Documents and Intercreditor Agreement” beginning on page 59. These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.

Following the Springing Lien Trigger Date, the rights of holders of the Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. Following the Springing Lien Trigger Date, the liens in the collateral securing the Notes may not be perfected with respect to the claims of Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the Indenture. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect rights in such property are taken. The Company and the Note Guarantors will have limited obligations to perfect the security interest of the holders of Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the Notes will monitor, or that the Company will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of Notes against third parties. No event of default will occur as a result of the invalidity or unenforceability of liens securing the Notes unless the collateral with respect to which such liens are invalid or unenforceable constitutes all or substantially all of the collateral.

In addition, following the Springing Lien Trigger Date, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The grant of collateral to secure the Notes following the Springing Lien Trigger Date could be wholly or partially voided as a preferential transfer and any future grant of collateral might be avoidable by a trustee in bankruptcy.

If the Issuer or any Note Guarantor become the subject of a bankruptcy proceeding within 90 days after the Springing Lien Trigger Date (or, with respect to any insiders specified in bankruptcy law who are holders of the Notes, within one year after the Springing Lien Trigger Date), and the court determines that the Issuer or such Note Guarantor was insolvent at the time of the Springing Lien Trigger Date (under the preference laws, the Issuer or a Note Guarantor would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of its bankruptcy petition), the court could find that the liens granted to holders of the Notes involved a preferential transfer by altering the status of such holders from unsecured to secured creditors. If the court determined that the granting of the security interest was therefore a preferential transfer that did not qualify for any defense under bankruptcy law, then holders of the affected Notes would be unsecured creditors with claims that ranked pari passu with all other unsecured unsubordinated creditors, including trade creditors. An avoidance of the lien securing the Notes could apply to certain but not necessarily all Notes, resulting in an unintended disparity in treatment between holders of different Notes.

In addition, any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the Issuer or such Note Guarantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the Issuer or such Note Guarantor is insolvent at the time of the grant, the grant permits the holders of Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the Issuer or such Note Guarantor is commenced within 90 days following the grant or, in certain circumstances, a longer period.

Following the Springing Lien Trigger Date, the collateral securing the Notes may be diluted under certain circumstances.

Following the Springing Lien Trigger Date, the collateral that will secure the Notes will also secure our obligations under the senior secured credit facilities and certain hedging agreements and cash management obligations and certain other first priority obligations permitted under the Indenture, as well as obligations under the Second-Lien Notes and other permitted second-priority secured obligations. The Indenture will not limit our ability to secure other permitted debt with pari passu liens on the collateral. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Repayment of our debt, including required principal and interest payments on the Notes, is dependent on cash flow generated by our subsidiaries.

Substantially all of the operations of the company are conducted through its subsidiaries. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

Fraudulent conveyance laws and other limitations on the enforceability of the Notes or the Note Guarantees may adversely affect the validity and enforceability of the Notes or Note Guarantees.

Although laws differ from state to state, in general, the issuance of the Notes, the related Note Guarantees and security securing the Notes and the related Guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. If the Company or the Note Guarantors become debtors in an insolvency proceeding or encounter other financial difficulty, under fraudulent transfer or similar laws, a court may void, subordinate or otherwise decline to enforce the Note, the related Note Guarantees or the security interest with respect to the Notes or the related Note Guarantees. A court might do so if it found that when the Company issued the Notes or the Note Guarantor entered into its Note Guarantee or when either of them pledged assets to secure the Notes or related Note Guarantees or, in some cases, when payments became due under the Notes or the related Note Guarantees, the Company or the Note Guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or was rendered insolvent by reason of such transactions;

•	was engaged in a business or transaction for which the Company’s or such Note Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured.

A court might also void the issuance of Notes, a related Note Guarantee or the pledge of assets to secure the Notes or the related Note Guarantees, without regard to the above factors, if the court found that the Company issued the Notes or the Note Guarantor entered into its Note Guarantee, or either of them secured the Notes or the related Note Guarantees with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Company or a Note Guarantor did not receive reasonably equivalent value or fair consideration for the Notes or its related Note Guarantee, respectively, or did not receive reasonably equivalent value or fair consideration for the pledge of assets to secure the Notes or its related Note Guarantee, respectively, if the Company or such Note Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes or a related Note Guarantee, you may no longer have a claim against the Company or the applicable Note Guarantor. If a court were to void the pledge of assets securing the Notes or related Note Guarantee, you would no longer have a claim against the collateral intended to secure the Notes or the related Note Guarantees. Sufficient funds to repay the Notes may not be available from other sources, including the remaining Note Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Company or such Note Guarantor.

The measures of insolvency for the purposes of these fraudulent transfer or similar laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.

To the extent a court voids any of the Notes or the related Note Guarantees as fraudulent transfers or holds any of the Notes or the related Note Guarantees unenforceable for any other reason, holders of Notes may cease to have any direct claim against the Company or the applicable Note Guarantor. If a court were to take any of these actions, the assets of the Company or the applicable Note Guarantor might be applied first to satisfy the other liabilities of the Company or the applicable Note Guarantor, if any, before any portion of the assets could be applied to the payment of the Notes.

The Notes will mature after a substantial portion of our other indebtedness.

The Notes will mature on                     , 2020. Substantially all of our existing indebtedness (including under our senior secured credit facilities and our existing notes) will mature prior to                     , 2020.

Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the Notes. As a result, we may not have sufficient cash to repay all amounts owing on the Notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The Company may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, the Company will be required to offer to repurchase all outstanding notes, including the Notes, at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that the Company will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our senior secured credit facilities or in our future indebtedness will not allow such repurchases. Our failure to repurchase the Notes upon a change of control would cause a default under the Indenture and a cross-default under the senior secured credit facilities. The Credit Agreement also provides that a change of control will be an event of default that permits lenders to accelerate the maturity of borrowings thereunder. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture or the indentures governing our existing notes. See “Description of Notes—Change of Control” beginning on page 68.

In addition, the definition of “Change of Control” in the Indenture will include the disposition of substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets to another person may be uncertain.

Investors may not be able to determine when a change of control giving rise to their right to have the Notes repurchased by the Company has occurred following a sale of “substantially all” of the Company’s assets.

Specific kinds of change of control events of the Company require the Company to make an offer to repurchase all outstanding Notes or exercise its right to redeem such Notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of the Company and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the Notes.

The change of control repurchase provisions that require the Company to make an offer to repurchase all outstanding Notes or exercise their right to redeem such notes are a result of negotiations among the Company and the initial purchaser of the Notes. Therefore, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

There are restrictions on your ability to resell the Notes.

The Notes have not been registered under the Securities Act or any state securities laws and we currently do not intend to register them. The Notes are being offered and sold pursuant to exemptions from registration under U.S. and applicable state securities laws. As a result, the Notes may be transferred or resold only in transactions registered under, or exempt from, U.S. and applicable state securities laws. Therefore, you may be required to bear the risk of your investment for an indefinite period of time. We are not obligated to file a registration statement with the SEC with respect to the Notes under any circumstances. See “Transfer restrictions” beginning on page 141.

You may face foreign currency exchange risks by investing in the Springing Lien Euro Notes.

The Springing Lien Euro Notes will be denominated and payable in Euro. If you are a U.S. investor, an investment in the Springing Lien Euro Notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the Euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the Springing Lien Euro Notes below their stated coupon rates and could result in the a loss to you on a U.S. dollar basis.

An active trading market may not develop for the Notes.

The Notes are a new issue of securities. There is no established public trading market for the Notes, and an active trading market may not develop. The Company does not intend to apply for the Notes to be listed on any securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the Notes. In addition, the liquidity of the trading market in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the Notes, holders of Notes may not be able to sell their Notes, or, even if they can sell their Notes, they may not be able to sell them at an acceptable price. In addition, the Notes may trade at a significant discount from their face value, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The Notes may be issued with OID, in which case a U.S. Holder generally will be required to pay U.S. Federal income tax on the accrual of OID on the Notes in advance of the receipt of cash attributable to that income.

The Notes may be issued with OID for U.S. Federal income tax purposes. In the event the Notes are issued with OID, a U.S. Holder (as defined in “Material U.S. Federal income tax consequences” beginning on page 144) of a Note generally will be required to include such OID in gross income for U.S. Federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. Holder’s regular method of accounting for U.S. Federal income tax purposes. You are encouraged to read the discussion under the heading “Material U.S. Federal income tax consequences” beginning on page 144 and to consult your own tax advisor concerning the particular tax consequences to you of acquiring, owning and disposing of the Notes.

If a bankruptcy petition were filed by or against the Company or any of the Note Guarantors, holders of the Notes could receive a lesser amount for their claim than they would have been entitled to receive under the Indenture governing the Notes.

If a bankruptcy petition were filed by or against the Company or any of the Note Guarantors under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes could be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the OID that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture governing the Notes, even if sufficient funds are available to pay such holders the unamortized portion of any OID as of the bankruptcy filing.

Our controlling shareholder may have a significant interest in the Notes.

Apollo, our controlling stockholder, owns approximately $482 million principal amount of our existing senior unsecured notes including €88.2 million converted at the June 27, 2010 exchange rate calculated as of June 27, 2010, which collectively represents approximately 39% of the total outstanding senior unsecured notes. Apollo will enter into an agreement to, concurrently with the closing of the offering of the Notes, exchange the entire amount of its current holdings of Notes for Springing Lien Dollar Notes at an exchange ratio determined based on the tender consideration offered to holders in the Cash Tender Offers intended to give Apollo an aggregate value equivalent to that which it would receive had it received the total consideration in the Cash Tender Offer and used the proceeds thereof to invest in the Notes. Apollo will enter into a customary lock-up agreement with the initial purchasers for the offering of the Notes pursuant to which it would agree not to sell the Springing Lien Dollar Notes acquired by it for a specific period following the closing of such offering. Following the closing of the offering of the Notes, Apollo may have a significant position in the Notes. While Apollo’s voting rights will be limited in certain circumstances pursuant to the terms of the Notes, Apollo may be able to exercise its full rights in connection with any bankruptcy of the Company or any restructuring involving the Notes. Apollo’s interests may differ from, and be in conflict with, the interests of other holders of the Notes.

Risks related to our business

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt-service payments, including on the Notes.

We have a substantial amount of indebtedness. As of June 27, 2010, we had $2,854.5 million of outstanding total indebtedness (including payments due within the next twelve months). Based on the amount of indebtedness outstanding at June 27, 2010, our annualized cash interest expense is approximately $218.7 million based on interest rates at June 27, 2010, of which $188.3 million represents cash interest expense on fixed-rate obligations (including our 10 1/8% / 10 7/8% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”), for which we are required to make all remaining interest payments in cash). As of June 27, 2010, on a pro forma basis giving effect to this offering, and based on the assumptions set forth in “Capitalization” beginning on page 45, we would have $2,986.1 million of outstanding indebtedness (including payments due within the next twelve months) and our annualized cash interest expense would be approximately $222.7 million based on current interest rates, of which $192.4 million represents cash interest expense on fixed-rate obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside of our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms, or at all, which could cause us to default on our obligations and result in the acceleration of our outstanding debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences, including the following:

•	it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies, or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may adversely affect terms under which suppliers provide material and services to us;

•	it may limit, along with the financial and other restrictive covenants in the agreements governing our indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

•	it may limit our ability to fully achieve possible cost savings from the MSC Transaction; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

If we do not have sufficient earnings or cash flows, we may be required to refinance all or part of our existing debt, sell assets, borrow money or sell securities, none of which we can guarantee we will be able to do.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

Restrictive covenants under our senior secured credit facilities and indentures may adversely affect our operations.

The Credit Agreement governing our senior secured credit facilities and the indentures governing our existing notes contain, and the Indenture will contain, and any future indebtedness we incur would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

An event of default under our senior secured credit facilities may adversely affect our business, results of operations and financial condition.

At any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, the agreement governing our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio.” Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the Credit Agreement, which excludes the Second-Lien Notes) to trailing twelve-month Adjusted EBITDA (as adjusted per the Credit Agreement) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. At June 27, 2010, we were in compliance with the Senior Secured Leverage Ratio maintenance covenant set forth in the Credit Agreement. Depending upon whether business conditions deteriorate, we may not comply with our Senior Secured Leverage Ratio for future periods. If business conditions deteriorate in subsequent periods and therefore we are at risk of failing to comply with our Senior Secured Leverage Ratio covenant, we would pursue additional cost saving actions, restructuring initiatives or other business or capital structure optimization measures available to us to remain in compliance with this covenant, but there can be no assurances that any such measures will be successful or will be sufficient to maintain compliance with our Senior Secured Leverage Ratio covenant.

A failure to comply with the covenants contained in our senior secured credit facilities, the indentures governing the notes or our other existing indebtedness could result in an event of default under the existing agreements that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.

In particular, a breach of our Senior Secured Leverage Ratio covenant would result in an event of default under our revolving credit facility. Pursuant to the Credit Agreement, Holdings has the right but not the obligation to cure such default through the purchase of additional equity in the Company in up to three of any four consecutive quarters. If a breach of the Senior Secured Leverage Ratio covenant is not cured or waived, or if any other event of default under our senior secured credit facilities occurs, the lenders under the Credit Agreement:

•	would not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding under the revolving credit facility, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued thereunder;

•

could elect to declare all borrowings outstanding under the term loan facilities, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued under the synthetic letter of credit facility (provided that, if triggered by a breach of the Senior Secured Leverage Ratio covenant, certain other conditions are met);

•	could require us to apply all of our available cash to repay these borrowings; and/or

•	could prevent us from making payments on the Notes;

any or all of which could result in an event of default under the Notes.

If the indebtedness under our senior secured credit facilities, our existing notes or the Notes were to be accelerated after an event of default, our assets may not be sufficient to repay such indebtedness in full and our lenders could foreclose on our pledged assets. Under these circumstances, we cannot give assurance that a refinancing would be possible or that any additional financing could be obtained on acceptable terms, or at all, and we may be forced to explore a restructuring.

Recent weak economic conditions have negatively affected and could continue to negatively affect our business, results of operations and financial condition.

Recent weak economic conditions have negatively affected and could continue to negatively affect our business in a number of ways, including, but not limited to, the following:

•

reduced demand in key customer segments, such as automotive, building, construction and electronics, compared to prior years. Although our revenues in the first half of 2010 have increased compared to the same period in 2009, our revenues have declined compared to the same period in 2008;

•	payment delays by customers and reduced demand for our products caused by customer insolvencies and the inability of customers to obtain credit to finance purchases of our products;

•	insolvency of suppliers resulting in product delays;

•	more onerous credit and commercial terms from our suppliers; and

•

delays in accessing our current senior secured credit facilities or obtaining new credit facilities on terms we deem commercially reasonable or at all, and an inability of one or more of the financial institutions included in our syndicated revolving credit facility to fulfill their funding obligations. Should a bank in our syndicated revolving credit facility be unable to fund a future draw request, we could find it difficult to replace that bank in the facility.

Business conditions may deteriorate in future periods. Any further deterioration of economic conditions would likely exacerbate the negative effects described above and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our business, results of operations and financial condition.

Changes in pricing or supply of silicon metal may adversely affect the results of our operations.

Our Silicones business is highly dependent upon access to silicon metal. While silicon is itself abundant, silicon metal is produced through a manufacturing process and, in certain geographic areas, is currently available through a limited number of suppliers. There are only two significant silicon metal suppliers in North America. Silicon metal producers face a number of regulations that affect the supply or price of silicon metal in some or all of the jurisdictions in which we operate. For example, significant anti-dumping duties of up to 139.5% imposed by the United States Department of Commerce and the International Trade Commission against producers of silicon metal in China and Russia effectively block the sale by all or most producers in these jurisdictions to U.S. purchasers, which restricts the supply of silicon metal and results in increased prices. We cannot predict whether additional restrictions may be imposed in the future in these or other jurisdictions, which may result in reduced supply of silicon metal or further increases in silicon metal prices. We currently purchase silicon metal under one-year or short-term fixed-price contracts and in the spot market. We cannot assure investors that we will be able to purchase sufficient quantities in the spot market on commercially acceptable terms or renew our current contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of silicon metal, the loss of a key source of supply or any delay in the supply of silicon metal could result in a material adverse effect on our business. See “—Recent or new regulations may increase our compliance costs and reduce our ability to compete in certain markets.”

Changes in the pricing, supply or regulation of intermediates, such as siloxane, may adversely affect the results of our operations.

Our Silicones business relies heavily on siloxane as an intermediate product. We maintain our own manufacturing capacity sufficient to meet the substantial majority of our current siloxane requirements and purchase a portion of our requirements from Asia Silicones Monomer Limited (“ASM”) under a favorable existing off-take agreement. In addition, from time to time we enter into supply agreements with other third parties to take advantage of favorable pricing and minimize our cost. There are a limited number of third-party siloxane providers, and the supply of siloxane may be limited from time to time. If we were unable to produce siloxane as expected, if ASM, General Electric Company or GE Monomer (Holdings) Pte. Ltd. (formerly GETOS Singapore Pte. Ltd.) fail to perform under our off-take or long-term supply agreements to provide us with siloxane in Asia, or if other suppliers were to terminate or fail to perform under our other supply agreements, our results of operations could be adversely affected. In addition, regulation of siloxane producers can also affect the supply of siloxane. For example, in January 2006, the Ministry of Commerce of the People’s Republic of China issued a final determination of an anti-dumping investigation that imposed anti-dumping duties on all siloxane manufacturers, including us, ranging from 13% to 22%. In late May 2009, China’s Ministry of Commerce also concluded an anti-dumping investigation of siloxane manufacturers in Thailand and Korea, which resulted in an imposition of a 5.4% duty against our supplier, ASM, in Thailand, a 21.8% duty against other Thailand companies and a 25.1% duty against South Korean companies. We cannot predict any future actions by China’s Ministry of Commerce or other government or regulatory bodies that may reduce the supply of siloxane or increase our costs, which may adversely affect the results of our operations.

A downgrade in our debt ratings could restrict our access to, and negatively impact the terms of, current or future financings.

Standard & Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings on the Company and certain of our debt. Each of these ratings is currently below investment grade. Any decision by these ratings agencies to downgrade such ratings or put us on negative watch in the future could restrict our access to, and negatively impact the terms of, current or future financings.

Our Quartz division is dependent upon a particular type of sand currently available from a single source.

Our Quartz production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from one supplier, Unimin Corporation. We have entered into a contract with Unimin, which provides for sufficient sand to continue production and growth through the end of 2010. The price we pay for quartz sand under this contract generally increases on a yearly basis. We cannot assure investors that we will be able to renew this contract on reasonable terms or at all. If Unimin breaches its supply contract with us, we would not be able to produce quartz on a cost-effective basis or at all, and our business could suffer a material adverse effect.

Any rise in energy costs could increase our operating expenses, reduce net income and negatively affect our financial condition.

Natural gas and electricity are essential to our manufacturing processes, which are energy-intensive. The costs of these resources can vary widely and unpredictably. Our energy costs represented approximately 6% of our total cost of sales for the six-month period ended June 27, 2010 and approximately 8% of our total cost of sales for the fiscal years ended December 31, 2009, 2008 and 2007, respectively. Energy costs have fluctuated greatly over the past several years due to volatility in the prices of oil and natural gas. For example, our operating expenses increased in 2008 and 2007 due to the increase in energy costs. Although our energy costs have declined in the first half of 2010 compared with the same period in 2009, our operating expenses will increase if there is inflation in energy prices. Increased energy prices may also result in greater costs for our raw materials. If we cannot pass these costs through to our customers, our profitability may decline. In addition, any rise in energy prices may also negatively affect our customers and the demand for our products.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our senior secured credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Assuming the amount of our variable rate indebtedness outstanding as of June 27, 2010 remains the same, an increase of 1% in the interest rates payable on our variable rate indebtedness would increase our annual estimated debt-service requirements by approximately $10.7 million. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase significantly.

As a global business, we are subject to risks associated with our operations that are not present in the United States.

We have significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are inherent risks in international operations due to:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	unsettled political conditions and possible terrorist attacks against American interests.

Our international operations expose us to different local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks of local customers and distributors. In addition, certain jurisdictions in which we operate may be politically unstable. We also operate in jurisdictions where our status as a United States company may expose us to increased risk of terrorist attacks, or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

Some of our operations are located in regions with particular exposure to storms, floods, riots, fires, sabotage, terrorism, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity, or failure of energy sources. Production efficiency prevents us from relocating such operations and, as a result, any of the aforementioned occurrences could materially adversely affect our business.

In addition, intellectual property rights may be more difficult to enforce in non-U.S. countries.

Our overall success as a global business depends, in part, upon our ability to succeed under different economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to foreign currency risk.

Through the first half of 2010, approximately 67% of our revenues originated outside the United States, compared to 68% in 2009 and 69% in 2008. In our consolidated financial statements incorporated by reference herein, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it records revenues. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations. Since most of our indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We may, from time to time, enter into various hedging and other programs to protect against adverse changes in the non-U.S. exchange markets and attempt to minimize potential adverse effects. We cannot ensure that these programs will be successful in protecting against these risks. Our results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and our protective strategies are not successful. Likewise, a strengthening dollar provides opportunities to source raw materials more cheaply from foreign countries.

Apollo controls us and our sister company, MSC, through their control of our ultimate parent company, and may have conflicts of interest with our investors or us in the future.

Apollo controls our ultimate parent company, Momentive Performance Materials Holdings LLC (“HoldCo”), which indirectly owns 100% of our common equity. As a result, Apollo controls our ability to enter into any corporate transaction and can prevent any transaction that requires the approval of equity holders, regardless of whether the holders of our debt believe that any such transactions are beneficial to their interests. For example, Apollo could cause us to make acquisitions that increase the amount of indebtedness or to sell revenue-generating assets, impairing our ability to make payments under our indebtedness.

Additionally, HoldCo, is also the ultimate parent company of our sister company, MSC. Therefore, in addition to controlling our activities through its control of HoldCo, Apollo can also control the activities of our sister company through this same ownership and control structure. There can be no assurance that Apollo (and our senior management team, many of whom hold the same position with, or also provide services to, MSC) will not decide to focus their attention and resources on matters relating to MSC or Holdco that otherwise could be directed to our business and operations. If Apollo determines to focus attention and resources on MSC or any new business lines of MSC instead of us, it could affect our ability to expand our existing business or develop new business.

Additionally, Apollo is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete, directly or indirectly, with us. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Holdco, such investments may be made through MSC or a newly-formed subsidiary of HoldCo. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as Apollo continues to indirectly own a significant amount of the equity of HoldCo, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

We may be required to expend greater time and expense than other companies in dealing with our employees, some of whom are unionized, represented by works councils or subject to local laws that are less favorable to employers than the laws of the United States.

As of June 27, 2010 approximately 50% of our employees were unionized or represented by works councils that have collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. These employment rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. While we believe that we maintain good relationships with our employees and their representatives, a significant dispute could divert management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

If we fail to extend or renegotiate our collective bargaining agreements with our labor unions as they expire from time to time, if disputes with our unions arise or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.

We cannot assure investors that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. A majority of the manufacturing personnel at our Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio sites are covered by collective bargaining agreements that expire in June 2013, July 2013 and June 2013, respectively. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise or if our unionized workers engage in a strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have an adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. Despite the protection afforded by these laws, we may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Although we have numerous issued and pending U.S. and non-U.S. patents, these patents, issued or pending, may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Moreover, the expiration of our patents may lead to increased competition.

We have obtained and applied for several U.S. and non-U.S. trademark registrations, and we will continue to evaluate the registration of additional trademarks and service marks where appropriate. Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

Our production facilities are subject to operating hazards.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including exposure to hazardous substances, pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. Additionally, some of our operations, such as those in Antwerp, Belgium; Bergen Op Zoom, The Netherlands; Leverkusen, Germany; Shanghai, China; and Map Ta Phut, Thailand, are adjacent to operations of independent entities that engage in hazardous and potentially dangerous activities. While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a loss of the use of all or a portion of one of our key manufacturing facilities due to any such hazards, at our facilities or adjacent third-party facilities, could have a material adverse effect on us. Moreover, our management systems and engineering controls may not be successful in preventing all potential hazards and could fail to prevent personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage, each of which could have a material adverse effect on our business.

We may be adversely affected by environmental, climate change, health, safety, production and product regulations or concerns.

Our operations are subject to a wide variety of U.S. Federal, state, local and non-U.S. national, provincial, and local environmental, health and safety laws and regulations, including those governing emissions to air, discharges to waters, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, and employee health and safety matters and those requiring permits, licenses, or other government approvals for specified operations or activities. Our products are also subject to a variety of national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, we are required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of our manufacturing and research facilities throughout the world. Compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly, and we have incurred and will continue to incur costs, including capital expenditures and costs associated with the issuance and maintenance of letters of credit, to comply with these requirements. If we are unable to comply with environmental, health and safety laws and regulations, or maintain our permits, we could incur substantial costs, including fines and civil or criminal sanctions, or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with. Actual and alleged environmental violations have previously been, and continue to be, identified at our facility in Waterford, New York. We are cooperating with the New York State Department of Environmental Conservation and the U.S. Environmental Protection Agency and Department of Justice in their respective investigations of that facility’s compliance with certain applicable environmental requirements, including certain requirements governing the operation of the facility’s hazardous waste incinerators. These investigations may result in administrative, civil or criminal enforcement by the State of New York and/or the United States and resolution of such enforcement actions will likely require payment of a monetary penalty and/or the imposition of other civil or criminal sanctions. Environmental, health and safety requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental, health and safety laws and regulations or permit requirements will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the impact of such laws, regulations or permits on future production expenditures, supply chain or sales. Our costs of compliance with current and future environmental, health and safety requirements could be material. Such future requirements include legislation designed to reduce emissions of carbon dioxide and other substances associated with climate change (“greenhouse gases”). The European Union has enacted greenhouse gas emissions legislation, and is considering expanding the scope of such legislation. The U.S. Environmental Protection Agency has promulgated new regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the U.S. have enacted, or are considering, limitations on greenhouse gas emissions. These requirements to limit greenhouse gas emissions could increase our energy costs, and may also require us to incur capital costs to modify our manufacturing facilities.

In addition, as an owner and operator of real property and a generator of hazardous waste, we may be subject to environmental cleanup liability, regardless of fault, pursuant to Superfund or analogous state or non-U.S. laws. Thus, we could incur substantial costs, including cleanup costs and costs arising from third-party property damage, personal injury claims or claims for damages to natural resources, relating to environmental contamination at properties currently or formerly operated by us or at third-party sites at which wastes from our operations have been disposed. Contaminants have been discovered in soil and groundwater at some of our facilities, including our facilities at Waterford, New York, Sistersville, West Virginia, and Euless, Texas. As of June 27, 2010, we have a reserve in the amount of approximately $4.5 million to cover costs associated with environmental contamination identified at certain of our facilities to the extent in each case that the costs are currently probable and reasonably estimable. We have discovered soil contamination at our Sistersville, West Virginia facility that was the result of operations of prior owners. We are currently in the process of investigating the extent of this contamination. Although the cost of this remediation is not yet estimable, it may be material. We are seeking to recover from the prior owners these remedial costs. However, it is not clear to what extent we will be able to obtain reimbursement from the prior owners. Because some of the costs of environmental contamination and other environmental related liabilities are not yet probable or reasonably estimable – and therefore not reflected in our reserves – or may be subject to future adjustments, we will likely incur additional costs above the reserve amount. Thus, there is a risk that these costs may ultimately exceed the amount of our current reserves by a material amount. In addition, while we are not aware of any other contaminated sites as to which material outstanding obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability.

Future chemical regulatory actions may decrease profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact our ability to sell certain chemical products in certain geographic areas. In December 2006, the European Commission enacted a regulation known as REACH, which stands for Registration, Evaluation and Authorization of Chemicals. This regulation requires manufacturers, importers and consumers of certain chemicals manufactured in, or imported into, the European Union to register such chemicals and evaluate their potential impacts on human health and the environment. The implementing agency is currently in the process of determining if any chemicals should be further tested, regulated, restricted or banned from use in the European Union. Other countries have implemented or are considering implementation of, similar chemical regulatory programs. When fully implemented, REACH and other similar regulatory programs may result in significant adverse market impacts on our affected chemical products. If we fail to comply with REACH or other similar laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, which would have an adverse effect on our financial condition, cash flows and profitability.

Similarly, the Canadian government is implementing an initiative to review certain chemical products for potential environmental and human health and safety impacts. The list of products being reviewed includes several chemicals sold by us. We are part of an industry organization that is working with the Canadian government to develop relevant data and information. Upon review of such data and information, the Canadian government may enact regulations that would limit our ability to sell the affected chemicals in Canada. As part of this initiative, the Canadian government has proposed listing as toxic two chemical substances that we manufacture. If these chemicals are listed, the Canadian government would likely promulgate regulations intended to limit the discharge into the environment of these two chemical substances. These regulations may include limitations on the import into Canada, or the use in Canada, of products containing more than a specified amount of these chemical substances. The European Union is also reviewing these two chemicals, and may, pursuant to REACH, regulate the manufacture, import and/or use of these two substances in the European Union. Finally, the U.S. Environmental Protection Agency has stated that they are reviewing the potential risks from these two substances to determine whether regulatory measures are warranted. Regulation of our products containing such substances by the European Union, Canada and/or the U.S. would likely reduce our sales products within the jurisdiction and possibly in other geographic areas as well. These reductions in sales could be material.

Recent or new regulations may increase our compliance costs and reduce our ability to compete in certain markets.

On October 4, 2006, President Bush signed a bill authorizing the Department of Homeland Security to regulate security at certain chemical facilities. Our U.S. chemical manufacturing facilities are subject to this law. It is likely that one or more of our facilities will be required to implement additional security measures to comply with the law. The cost of such new measures may be significant.

We participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of our products and raw materials, including siloxanes and silica. These programs are part of a program to review the environmental impacts, safety and efficacy of our products. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances we manufacture and sell. These research results are periodically reviewed by state, national and international regulatory agencies and potential customers. Such research could result in future regulations restricting the manufacture or use of our products, liability for adverse environmental or health effects linked to our products, and/or deselection of our products for specific applications. These restrictions, liability, and product deselection could have an adverse effect on our business, our financial condition and liquidity.

Some of our pension plans are unfunded or underfunded.

We sponsor various pension plans worldwide. All of our non-U.S. defined benefit plans are underfunded, except for the German plans, which are unfunded. Our non-U.S. defined benefit pension plans are underfunded in the aggregate by approximately $88.0 million as of December 31, 2009, which has been recorded as a liability in the Company’s consolidated financial statements incorporated by reference herein. In 2010, we expect to contribute approximately $2.8 million to the non-U.S. defined benefit pension plans, which we believe is sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.

We assumed certain pension obligations from GE for our U.S. employees of approximately $43.8 million. We established our pension plan for U.S. employees in August 2007. The pension obligations assumed from GE and those arising from subsequent employee service will be administered under this plan. Our U.S. defined benefit pension plans are underfunded in the aggregate by approximately $33.6 million as of December 31, 2009, which has been recorded as a liability in the Company’s consolidated financial statements incorporated by reference herein. We expect to meet the minimum funding requirements in 2010 for our U.S. defined benefit pension plans of approximately $14.3 million.

In the future, if the performance of assets in the funded plans does not meet our expectations, our cash contributions for these plans could be higher than we expect, which could have an adverse effect on our financial condition and liquidity.

We are dependent on certain of our key executives and our ability to attract and retain qualified employees.

Our ability to operate our business and implement our strategies depends, in part, on the efforts of our chief executive officer and key members of our leadership team. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly research scientists, technical sales professionals and engineers. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects.

The diversion of our key personnel’s attention to other businesses could adversely affect our business and results of operations.

Certain members of our senior management team, including Mr. Morrison and Mr. Carter, and other individuals who provide services to our businesses, are employed by our sister company, Momentive Specialty Chemicals Inc. (“MSC”). Certain of our employees, who provide substantial services to our businesses, also provide services to MSC. The services of such individuals are provided by MSC to MPM, or by MPM to MSC, pursuant to a shared services agreement that we recently entered into with MSC. Any or all of these individuals may be required to focus their time and energies on matters relating to MSC that otherwise could be directed to our business and operations. If the attention our senior management team, and/or such other individuals providing substantial services to our business, is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. Mr. Morrison, Mr. Carter and certain other key personnel became members of our management team in early

October. We cannot assure you that the transition to new members of our management team, the transition of other employees to their additional roles with MSC or MPM, or the shared services arrangement with MSC will not be disruptive to our business.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, of prosecution or of the ultimate outcome of litigation and other proceedings filed by or against us, including penalties or other civil or criminal sanctions, or remedies or damage awards, and adverse results in any litigation and other proceedings may materially harm our business. Litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, international trade, commercial arrangements, product liability, environmental, health and safety, joint venture agreements, labor and employment or other harms resulting from the actions of individuals or entities outside of our control. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that are subject to third-party patents or other third-party intellectual property rights. Litigation based on environmental matters or exposure to hazardous substances in the workplace or from our products could result in significant liability for us.

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the MSC Transaction.

We have not yet realized all of the cost savings and synergies we expect to achieve from our current strategic initiatives (including the MSC Transaction), including those related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings, and new product development, and may not be able to realize such cost savings or synergies. A variety of risks could cause us not to realize the expected cost savings and synergies, including, among others, the following:

•	higher than expected severance costs related to staff reductions;

•	higher than expected retention costs for employees that will be retained;

•	higher than expected stand-alone overhead expenses;

•	delays in the anticipated timing of activities related to our cost-saving plan;

•	applicable limitations under the terms of our debt instruments;

•	increased complexity and cost in collaborating with MSC and establishing and maintaining shared services; and

•	other unexpected costs associated with operating our business.

In addition, subsequent to the quarter ended September 27, 2009, we successfully implemented certain cost savings initiatives and, as permitted under our Credit Agreement, our Adjusted EBITDA for the twelve-month period ended June 27, 2010 also includes the pro forma impact of these measures. A similar variety of risks could cause us not to realize these additional cost savings.

We may not realize all of the intended benefits of our shared services agreement with MSC.

Although the Company expects to achieve approximately $50 million of savings in connection with the shared services agreement with MSC entered into in connection with the MSC Transaction, we may not realize all of the intended benefits. We cannot assure you that the shared services agreement with MSC will be viewed positively by vendors, customers or financing sources. Our ability to realize the intended benefits of the shared services agreement will depend, in part, on our ability to integrate shared services with our business. However, the coordination of shared services is a complex, costly and time consuming process, and there can be no assurance that we will be able to coordinate such services successfully. In the short-term, our ability to realize the intended savings also may be limited by existing contracts to which we are a party, the need for consents with respect to agreements with third parties, and other logistical difficulties associated with integration. The shared services agreement expires on October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). Moreover, the shared services agreement is also subject to termination by either MSC or MPM, without cause, on not less than thirty days prior written notice subject to a one year transition assistance period. If the shared services agreement is terminated, it could have a negative effect on our business operations, results of operations, and financial condition, as we would need to replace the services that were being provided by MSC, and would lose the benefits we were generating under the agreement at the time.

If we fail to maintain effective internal control over financial reporting, it could have a material adverse effect on our business.

If we are unable to maintain an effective internal control environment or to remediate any deficiencies or weaknesses that may arise in the future, it could have a material adverse effect on our financial condition and results of operations. Beginning with our 2009 annual report, our independent public registered accounting firm provided a report on the results of their audit of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

Limitations on our use of certain product-identifying information, including the GE name and monogram, could adversely affect our business and profitability.

Historically, we have marketed our products and services using the GE brand name and monogram, and we believe the association with GE has provided us with preferred status among our customers and employees due to GE’s globally recognized brands and perceived high quality products and services. GE and Holdings are parties to a trademark license agreement that granted us a limited right to, among other things, use the GE mark and monogram on our sealant, adhesive and certain other products. These rights will extend for an initial term of seven years that commenced on December 3, 2006, with a one-time option that allows us to renew the license for an additional five-year period, subject to certain terms and conditions, including the payment of royalties. We also retained the right to use numerous product specifications that contain the letters “GE” for the life of the respective products. While we continue to use the GE mark and monogram on these products and continue to use these product specifications, we will not be able to use the GE mark and monogram on other products, use GE as part of our name or advertise ourselves as a GE company. While we have not yet experienced any significant loss of business as a result of our limited use of the GE mark and monogram, our business could be disadvantaged in the future by the loss of association with the GE name.

Capitalization

The following table sets forth as of June 27, 2010:

•	the Company’s actual cash and cash equivalents and capitalization; and

•

the Company’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the issuance of Notes (assuming an issue price of 100%), the consummation of the Apollo Notes Exchange and the intended use of proceeds as set forth in “Use of Proceeds” on page 44. Actual results may vary from the as adjusted amounts set forth below.

You should read this table in conjunction with “Risk factors” and “Selected historical consolidated financial data” included elsewhere in this Offering Memorandum, as well as the historical condensed consolidated financial statements and related notes incorporated by reference in this Offering Memorandum. See “Where you can find more information and incorporation by reference” beginning on page vi for more information.

	As of June 27, 2010
(dollars in millions)	Actual	As Adjusted

	(unaudited)
Cash and cash equivalents(1)	$184.4	$184.4

Long-term debt including current portion:
Senior secured credit facilities(2)
Revolving credit facility due 2012(3)	$25.0	$25.0
Term loan tranche B-1 due 2013	507.9	507.9
Term loan tranche B-2 due 2013(4)	475.0	475.0
12.5% Second-Lien Notes due 2014(5)	169.4	169.4
% Springing Lien Notes due 2020 offered hereby and in the Apollo Notes Exchange(6)	-	1,363.4
9 3/4% Senior Notes due 2014(7)	716.6	-
9% Senior Notes due 2014(8)	301.0	-
10 1/8% / 10 7/8% Senior Toggle Notes due 2014(9)	214.2	-
11 1/2% Senior Subordinated Notes due 2016	378.3	378.3
China Construction Bank construction loan(10)	60.6	60.6
Medium term loan	6.5	6.5

Total long-term debt, including current portion	$2,854.5	$2,986.1

Total debt	$2,854.5	$2,986.1
Total shareholder’s deficit(11)	(539.1)	(559.3)

Total capitalization	$2,315.4	$2,426.8

(1) Cash and cash equivalents consist of bank deposits, money market and other financial instruments with an initial maturity of three months or less. Proceeds from the issuance of the Notes exceed the cash cost of the Cash Tender Offer along with fees and expenses by $43.5 million. No net increase in cash is shown as it is expected that the cash tender cost of the 9% Senior due 2014 Notes will be higher by the same amount due to the expected Euro/USD foreign exchange rate exceeding the June 27, 2010 rate of 1.2273 used in the Capitalization Table.

(2) Our existing senior secured credit facilities include (i) $983 million term loan facility, consisting of a U.S. dollar-denominated tranche (B-1) and Euro-denominated tranche (B-2), (ii) $300 million revolving credit facility that includes a revolving letter of credit facility and (iii) a $34 million synthetic letter of credit facility.

(3) Total maximum borrowing availability of $300 million, of which $237.5 million was available at June 27, 2010, after giving effect to $25 million of borrowings and $37.5 million of outstanding letters of credit against the revolving letter of credit facility and excluding our $33.2 million in outstanding letters of credit against the synthetic letter of credit facility. Outstanding borrowings under the revolving credit facility accrue interest as follows: $25 million at a rate of 4.125% per annum for an interest period through July 13, 2010. On September 16, 2010, the Company made a principal repayment of $25 million on its revolving credit facility, repaying in full its then outstanding borrowings under the revolving credit facility.

(4) €387.0 million term loan tranche B-2 due 2013 converted into U.S. dollars using the Company’s applicable Euro exchange rate for the fiscal three-month period ended June 27, 2010 of 1.2273 U.S. dollars per Euro.

(5) $200 million principal of Second Lien Notes having an initial fair market value on date of issuance of $163 million. Under GAAP requirements for balance sheet presentation applicable to our SEC filings, the Second Lien Notes are presented using the substantial modification of debt treatment. In such presentation, the Company recognized a gain on the extinguishment of the applicable series of notes at the settlement date and recorded the Second Lien Notes at fair value as of the settlement date. The difference between the fair value and the face value of the Second Lien Notes is being expensed over the term of the Second Lien Notes as interest and added to the balance sheet as Second Lien Notes.

(6) Approximate aggregate U.S. dollar equivalent of the dollar and euro Notes offered hereby and by the Apollo Notes Exchange. Due to exchange fluctuation, the actual amount may not equal exactly $1,363.4 million.

(7) $716.6 million of 9 3/4% Senior Unsecured Notes outstanding, expected to be fully paid down upon completion of the Tender Offer and the Apollo Notes Exchange, based on the assumption of 100% participation of all holders of Senior Unsecured Notes by the Early Tender Date.

(8) €245.2 million of 9% Senior Euro Notes outstanding converted into U.S. dollars using the Company’s applicable Euro exchange rate for the fiscal three-month period ended June 27, 2010 of 1.2273 U.S. dollars per Euro, expected to be fully paid down upon completion of the Tender Offer and the Apollo Notes Exchange based on the assumption of 100% participation of all Senior Unsecured Notes by the Early Tender Date.

(9) $214.2 million of Senior Toggle Notes outstanding expected to be fully paid down upon completion of the Tender Offer and the Apollo Notes Exchange based on the assumption of 100% participation of all holders of Senior Unsecured Notes by the Early Tender Date.

(10) Construction loan with a final maturity of June 30, 2014.

(11) Total shareholder’s deficit has been increased by $20.2 million to reflect the write-off of original debt issuance cost on the retirement of the Senior Unsecured Notes resulting from the Tender Offer.